UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2017

Great Elm Capital Corp.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	814-01211 (Commission File Number)	81-2621577 (IRS Employer Identification No.)

800 South Street, Suite 230, Waltham, MA	02453
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (617) 375-3006

200 Clarendon Street, 51st Floor, Boston, MA 02116

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
☒	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 2.02 Results of Operations and Financial Condition.

On July 31, 2017, the registrant, Great Elm Capital Corp. (the “Company,” “we,” “us” or “our”) filed a registration statement on Form N-2 (File No. 333-219574) that included under Summary-Recent Developments certain preliminary financial estimates for the quarter ended June 30, 2017.

Preliminary Estimates of Results for the Three Months June 30, 2017

Set forth below is a preliminary estimate of our net asset value per share as of June 30, 2017 and a preliminary estimate of our net investment income per share for the three months ended June 30, 2017. The following estimates are not a comprehensive statement of our financial condition or results for the three months ended June 30, 2017. Actual results for the three months ended June 30, 2017 may differ materially from these estimates, which are given only as of July 31, 2017, as a result of the completion of our financial closing procedures, final adjustments, review by our audit committee, and other developments, including changes in the businesses in which we have made investments, which may arise between now and the time that our financial results as of and for the three months ended June 30, 2017 are finalized. This information is inherently uncertain.

▪  As of July 31, 2017, we currently expect that net investment income per share was between $0.28 and $0.32 for the three months ended June 30, 2017.

▪  As of July 31, 2017, we estimate that our net asset value per share as of June 30, 2017 was between $13.25 and $13.35.

The per share information presented above is based on approximately 11.6 million shares that were outstanding as of June 30, 2017 and approximately 12.0 million weighted average shares outstanding for the three months ended June 30, 2017. The estimates presented above are based on management's preliminary determinations only and, consequently, the data set forth in our Form 10-Q for the three months ended June 30, 2017 may differ from these estimates, and any such differences may be material. For example, estimated net asset value per share is based on the value of our total assets, including our investments (some of which are not publicly traded or whose market prices are not readily available, the fair value of which is determined by our board of directors in good faith). The fair value of such investments have not yet been determined by our board of directors or reviewed by its audit committee and the actual fair value of such investments, when determined by our board of directors, may be materially different than the estimates reported herein. In addition, the information presented above does not include all of the information regarding our financial condition and results of operations as of and for the three months ended June 30, 2017 that may be important to you. As a result, you are cautioned not to place undue reliance on the information presented above and should view this information in the context of our full second quarter results when such results are disclosed in our Form 10-Q for the period ended June 30, 2017. The information presented above is based on current management expectations that involve substantial risk and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, such information. We assume no duty to update these preliminary estimates except as required by law.

The information disclosed under this Item 2.02 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth in such filing.

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: conditions in the credit markets, the price of the registrant’s common stock, performance of the registrant’s portfolio and investment manager. Information concerning these and other factors can be found in the registrant’s Form 10-K and other reports filed with the SEC. The registrant assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized as of August 2, 2017.

GREAT ELM CAPITAL CORP.

/s/ Michael J. Sell

By:  Michael J. Sell

Title:  Chief Financial Officer